EXHIBIT  10.3

SIMMONS FIRST NATIONAL CORPORATION
EXECUTIVE RETENTION PROGRAM - 2012

SIMMONS FIRST NATIONAL CORPORATION
EXECUTIVE RETENTION PROGRAM - 2012

ARTICLE I.   ADMINISTRATION AND ELIGIBILITY

Section 1.01.  Purpose.  This Executive Retention Program (the "Program") is intended as an incentive to certain members of the executive management of Simmons First National Corporation ("Company") to remain in the employ of the Company during and immediately following the transition of executive management due to the anticipated retirement of J. Thomas May as Chief Executive Officer on December 31, 2013 and the designation of George A. Makris as CEO-Elect. The purpose of the Program is to retain certain executive officers which have demonstrated with exemplary levels of performance, talent and ability in the performance of their assigned duties.  The Program consists of the payment of cash retention bonuses as described herein and the granting of Restricted Stock under the Simmons First National Corporation Executive Stock Incentive Plan – 2010 ("2010 Stock Plan") with terms and conditions on the grant as set forth in the Program.

Section 1.02.  Eligibility.  Eligibility for participation in the Plan shall include only those executive officers of the Company as are designated on Exhibit A hereto as may be amended from time to time. The initial participants under the Plan are: President and Chief Operating Officer, Executive Vice President - Administration and Chief Financial Officer.  The NCCGC may from time to time designate other executive officers of the Company to participate in the Program.

Section 1.03.  Administration.  The Nominating, Compensation and Corporate Governance Committee ("NCCGC") of the Board shall have the power and authority to supervise the administration of the Program.  All decisions made by the NCCGC pursuant to the Program shall be made by a majority of the members. The NCCGC may from time to time report its actions and recommendations concerning the Program to the Board. All cash and Restricted Stock shall be granted to the participants by resolution of the NCCGC. Such grant shall be in accordance with the terms of the Plan, and shall be final, without approval of the Board or shareholders of the Company.

Section 1.04. Notice of Award.   Upon the adoption of the Plan and subsequently, if any additional grants are made under the Program, the NCCGC shall advise the participant and the Company thereof by delivery of written notice thereof in such form of as the Company may from time to time specify.

ARTICLE II. CASH RETENTION BONUSES

Upon adoption of the program, each participant shall be granted a cash retention bonus in the amount specified on Exhibit A hereto.  The cash retention bonuses shall vest 50% on December 31, 2016 and the balance shall vest on December 31, 2017, subject to the acceleration of vesting, as described in Article IV below in the event of a change in control of the Company or the death or disability of the participant.  The bonus shall be payable as set forth in Article V below.

ARTICLE III.   RESTRICTED STOCK GRANTS

Restricted stock grants under the 2010 Stock Plan have been made to the participants listed on Exhibit A contemporaneously with the adoption of this Program. Those grants shall be subject to the terms and conditions of the Program and shall vest 50% on December 31, 2016 and the balance shall vest on December 31, 2017, subject to the acceleration of vesting, as described in Article IV below in the event of a change in control of the Company or the death or disability of the participant. All restricted share grants shall be issued under and are subject to the terms, limitations and restrictions of the 2010 Stock Plan, as in effect from time to time.  In no event shall any participant receive a grant of restricted stock pursuant to this program for any calendar year in excess of 7,000 shares of the Company's Class A common stock.

ARTICLE IV.  VESTING

Section  4.01.  General.   The restricted stock and the cash retention bonus shall vest 50% on December 31, 2016 and the balance shall vest on December 31, 2017, if the participant shall remain actively employed by the Company through the specified vesting dates. If a participant ceases to be employed by the Company prior to a vesting date specified above, other than due to death, disability, involuntary termination without cause or after a change in control, as specified below, participant shall forfeit all right and claim to the unvested restricted stock grant and any unpaid cash retention bonus under this Program.

Section 4.02  Death,  Disability or Termination without Cause.  In the event of the death of a participant, disability of a participant or the termination of a participant's employment by the Company without cause prior to December 31, 2016, the participant shall be vested in the remaining unvested restricted stock grant and remaining unpaid cash retention bonus under the program in accordance with the following table:

Date of Event                                                                                     Vested Percentage
After 12/31 2012, but prior to 12/31/2013                                            22.5%
After 12/31 2013, but prior to 12/31/2014                                            45.0%
After 12/31 2014, but prior to 12/31/2015                                            67.5%
After 12/31 2015, but prior to 12/31/2016                                            90.0%
After 12/31 2016                                                                                     100.0%

Section  4.03  Change in Control  In the event of a change in control of the Company, the restricted stock grant and the cash retention bonus, shall immediately become 100% vested in the participant.

ARTICLE V.  DELIVERY AND PAYMENT

Section 5.01  Delivery of Certificates.  Pursuant to the terms of the 2010 Stock Plan, the Company shall cause its transfer agent to issue certificates evidencing the restricted stock grants to the participants as soon as is commercially practicable. The participant shall thereupon be a shareholder of all the shares represented by the certificate.  The certificates representing such shares will be imprinted with a legend stating that the shares represented thereby may not be sold, exchanged, transferred, pledged or hypothecated, unless in accordance with the terms of the Program and the 2010 Stock Plan, and if, in the opinion of counsel, satisfactory to the Company, such transfer at such time complies with applicable securities laws. The transfer agent for the Company's common stock shall be instructed to like effect in respect of such shares.

Section 5.02.  Payment of Bonus.  (a) If the participant remains in the employment of the Company through December 31, 2016, thereby becoming 50% vested in the cash retention bonus, the Company shall pay 50% of the cash retention bonus to the participant through its payroll system on or before January 31, 2017. If a participant dies prior to December 31, 2016, the Company shall pay an amount equal to the product of such participant's vested percentage times such participant's cash retention bonus to the deceased participant's beneficiary (or if none to the deceased participant's estate) within thirty 30 days after the participant's date of death. If a participant becomes disabled prior to December 31, 2016, the Company shall pay an amount equal to the product of such participant's the vested percentage times such participant's cash retention bonus to the disabled participant within thirty 30 days after the participant's termination of employment due to disability.  If a participant's employment by the Company is terminated without cause prior to December 31, 2016,  the Company shall pay an amount equal to the product of such participant's the vested percentage times such participant's cash retention bonus to the disabled participant within thirty 30 days after the participant's termination of employment.

(b) If the participant remains in the employment of the Company through December 31, 2017, thereby becoming fully vested in the remaining 50% of the cash retention bonus, the Company shall pay the remainder of the cash retention bonus to the participant through its payroll system on or before January 31, 2018. If a participant dies after December 31, 2016 but prior to December 31, 2017, the Company shall pay the remainder of the participant's cash retention bonus to the deceased participant's beneficiary (or if none to the deceased participant's estate) within thirty 30 days after the participant's date of death. If a participant becomes disabled after December 31, 2106, but prior to December 31, 2017, the Company shall pay the remainder of such participant's cash retention bonus to the disabled participant within thirty 30 days after the participant's termination of employment due to disability.  If a participant's employment by the Company is terminated without cause after December 31, 2016 but prior to December 31, 2017, the Company shall pay the remainder of the participant's cash retention bonus to the disabled participant within thirty 30 days after the participant's termination of employment.

(c) In the event of a change in control of the Company prior to the payment in full of the cash retention bonus, the Company shall pay the remainder of the cash retention bonus to the participant through its payroll system within thirty (30) days after the effective date of the change in control.

Section 5.03  Withholding.  The Company shall withhold any taxes that are required to be withheld, under the Internal Revenue Code, any applicable state law and regulations thereunder, from the benefits provided under this Agreement.

ARTICLE VI. GENERAL TERMS

Section 6.01  Definitions.  For purposes of the Program, the terms set forth below shall be defined as follows:

Change in Control - shall mean a change in ownership or control of the Bank as defined in Treasury Regulation 1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

Disabled  -  A participant shall be considered disabled if the participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant's employer, (iii) is determined to be totally disabled by the Social Security Administration or (iv) is determined to be disabled by the Employer's disability insurance program, provided the criteria utilized by the insurance program complies with the criteria set forth under (a) above.

Section 6.02.  Investment Intent.  The Company may require that, in acquiring the restricted stock, the participant agree with, and represent to, the Company that the participant is acquiring the restricted stock for the purpose of investment and with no present intent to transfer, sell, or otherwise dispose of such shares except for such distribution by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of any participant. Upon receipt of the Notice of Award, the participant shall deliver to the Company, in duplicate, an agreement in writing, signed by the participant, in form and substance as set forth in Exhibit B, below, and the Company will promptly acknowledge its receipt thereof. Such shares shall be transferable thereafter only if the proposed transfer is permitted under the Plan and if, in the opinion of counsel (who shall be satisfactory to the Company), such transfer at such time complies with applicable securities laws.

Section 6.03. Restrictions.  (a) Prior to the vesting of cash retention bonus, the participant shall be deemed to hold only a contingent right to receive cash retention bonus in the future.  Upon the grant of the restricted stock the participant, prior to vesting, the participant shall be entitled to exercise the voting rights and receive dividends with respect to the restricted stock, but shall not be entitled to transfer, hypothecate or encumber the restricted stock until such shares are fully vested.

(b)  In the event of the death of a participant, disability of a participant or the termination of a participant's employment by the Company without cause prior to December 31, 2017, then the participant shall be fully vested in the number of shares of unvested restricted stock equal to the product of such participant's vested percentage times the number of shares of unvested restricted stock held by the participant.  All shares not vested at the participant's death, disability or involuntary termination without cause shall be cancelled and the participant's interest in the unvested shares shall be forfeited.  The participant (or in the event of the death of a participant, the participant's personal representative) shall deliver (by physical certificates or electronically) to the Company within thirty (30) days after the date of participant's death, disability or involuntary termination without cause, the number of shares of unvested restricted stock held by the deceased participant.  The Company may, at its option, withhold payment of the vested part of the cash retention bonus until the shares of unvested restricted stock are delivered for cancellation.

 (c)    The rights of the participant to the cash retention bonus and the restricted stock may not be assigned or transferred except by beneficiary designation, will or by the laws of descent and distribution. If any attempt is made to sell, exchange, transfer, pledge, hypothecate, or otherwise dispose of the cash retention bonus or the restricted stock grant in which the participant is not vested, the bonus and the restricted stock shall be deemed to be cancelled and the participant shall forfeit all rights to compensation of any type under the Program.

Section 6.04.  Reorganizations and Recapitalization of the Company.   The existence of the Program and any compensation granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preferred stocks ahead of or affecting the common stock or the rights thereof, or the dissolution or the liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any corporate act or proceeding, whether of a similar character or otherwise.

Section 6.05.  Effective Date of Program.  This Program shall be effective on January 2, 2013.

Section 6.06.  Amendments or Termination.  The NCCGC may amend, alter or discontinue the Program, but no amendment, alteration or discontinuation of the Plan shall adversely affect any Awards granted prior to the time of such amendment, alteration or discontinuation.  Any amendment, alteration or other modification to the 2010 Stock Plan shall be effective, in accordance with the terms of such amendment, alteration or discontinuation, on the restricted stock grants described herein.

Section 6.07.  Government Regulations.  Notwithstanding any provisions hereof, the obligation of the Company to sell and deliver Restricted Stock shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required, and the participant shall agree that he or she shall not receive any Restricted Stock granted hereunder, and that the Company will not be obligated to issue any shares hereunder, if the receipt thereof or if the issuance of such shares shall constitute a violation by the participant or the Company of any applicable law or regulation.

VII.           ADMINISTRATIVE AND CLAIMS PROVISIONS

Section 7.01.  Plan Administrator.  The "Plan Administrator" of the Program shall be the Human Resources Group of the Company.  As Plan Administrator, the Human Resources Group shall be responsible for the management, control and administration of the Program.  The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Program including the employment of advisors and the delegation of ministerial duties to qualified individuals.

Section 7.02.                      Claims Procedure.

(a)  Filing a Claim for Benefits. Any participant, beneficiary, or other individual, ("Claimant") entitled to benefits under the Program will file a claim request with the Plan Administrator.  The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained.  If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

(b)  Denial of Claim.   A claim for benefits under the Program will be denied if the Plan Administrator determines that the Claimant is not entitled to receive benefits under the Program. Notice of a denial shall be furnished the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator.  This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim.  In the event that the claim for benefits pertains to disability, the Plan Administrator shall provide written notice within forty-five (45) days.  However, if the Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days.  In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Plan Administrator’s control, and for an additional thirty (30) days, if necessary.  Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

(c)  Content of Notice.  The Plan Administrator shall provide written notice to every Claimant who is denied a claim for benefits which notice shall set forth the following:

i.	The specific reason or reasons for the denial;

ii.	Specific reference to the Program provisions on which the denial is based;

iii.	A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and

iv.	Any other information required by applicable regulations, including with respect to disability benefits.

(d)  Review Procedure.  The purpose of the Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review.  The Claimant, or his duly authorized representative, may:

i.
Request a review upon written application to the Plan Administrator. Application for review must be made within sixty (60) days of receipt of written notice of denial of claim.  If the denial of claim pertains to disability, application for review must be made within one hundred eighty (180) days of receipt of written notice of the denial of claim;

ii.	Review and copy (free of charge) pertinent Agreement documents, records and other information relevant to the Claimant’s claim for benefits;

iii.	Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.

(e)   Decision on Review.   A decision on review of a denied claim shall be made in the following manner:

i.
The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim. If the Claimant’s initial claim is for disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s).  The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review.  In the event that the denied claim pertains to disability, such decision shall not be made later than forty-five (45) days after receipt of the application for review.  If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall the extension exceed a period of sixty (60) days from the end of the initial period.  In the event the denied claim pertains to disability, written notice of such extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period.  In no event shall the extension exceed a period of thirty (30) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

ii.
The decision on review shall be in writing and shall include specific reasons for the decision written in an understandable manner with specific references to the pertinent Program provisions upon which the decision is based.

iii.
The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.  Additional considerations shall be required in the case of a claim for disability benefits.  For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment.  The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual.  If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

iv.
The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim for benefits.

(f)  Exhaustion of Remedies: A Claimant must follow the claims review procedures under this Agreement and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

EXHIBIT A
PARTICIPATION

Participant	Cash Retention Bonus	Restricted Stock

David Bartlett	$125,000.00	[1]
Robert A Fehlman	$ 25,000.00	[2]
Marty D. Casteel	$ 25,000.00	[2]

[1]   The number of shares granted will equal the quotient of $125,000 divided by the closing price for SFNC shares on December 31, 2012, rounded to the next lowest whole share.  This grant will be physically made on January 2, 2013.

[2]   The number of shares granted will equal the quotient of $25,000 divided by the closing price for SFNC shares on December 31, 2012, rounded to the next lowest whole share.  This grant will be physically made on January 2, 2013.

EXHIBIT B

Human Resources Group
Simmons First National Corporation
Pine Bluff, Arkansas

I hereby accept the allocation of _________ shares of the Class A $0.01 par value common stock of Simmons First National Corporation, allocated to me as under the Simmons First National Corporation Executive Retention Program ("Program") and the Simmons First National Corporation Executive Stock Incentive Plan - 2010 ("Plan").

I represent and agree that I am acquiring the restricted stock for investment and that I have no present intention to transfer, sell or otherwise dispose of such shares, except as permitted pursuant to the Program, the Plan and in compliance with applicable securities laws. I agree further that I am acquiring these shares in accordance with, and subject to, the terms of the program and the Plan, to all of which I hereby expressly assent.  These agreements will bind and inure to the benefit of my heirs, legal representatives, successors and assigns.

My address is:                      ______________________
______________________

My Social Security Number is: __________________________

Sincerely,

_______________________________________

Receipt of this instrument and the payment herein referred to is acknowledged this ______ day of ________________, _______.

SIMMONS FIRST NATIONAL CORPORATION

By________________________________
Title:______________________________